UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 26, 2013

TRANSOCEAN LTD.
(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On December 26, 2013, Ihab Toma entered into an agreement (the “Separation Agreement”) with the Company pursuant to which Mr. Toma resigned as an officer of the Company effective December 31, 2013. Mr. Toma will continue to serve the Company in an advisory capacity until that time. Mr. Toma’s salary and other benefits will continue throughout this period. Mr. Toma will receive a lump sum severance payment of CHF 705,842. Mr. Toma will also receive, in lieu of a bonus under the Company's Performance Award and Cash Bonus Plan ("AIP"), a lump sum cash bonus equal to CHF 476,504, or if higher, the estimated bonus payout under the AIP for 2013 calculated as of November 30, 2013. The Company will also reimburse him for reasonable and documented repatriation costs for Mr. Toma and his qualified dependents. In addition, Mr. Toma will be treated for purposes of his restricted units, non-qualified stock options and deferred unit awards under the Company’s Long-Term Incentive Program as if he was terminated “for the convenience of the Company.” Accordingly, his restricted stock units will vest on December 31, 2013 and his contingent deferred unit awards will be adjusted pro-rata as if his employment had continued until December 31, 2013. In addition, all of his outstanding unvested stock options as of the termination date will be forfeited, and all of his outstanding vested stock options will remain exercisable until December 31, 2014. The Separation Agreement contains non-solicitation and non-disparagement provisions and a waiver and release.
The foregoing description of the Separation Agreement is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits.
Exhibit No.     Description
      10.1     Agreement with Ihab M. Toma

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TRANSOCEAN LTD.
Date: December 26, 2013                    By: /s/ Jill S. Greene
Jill S. Greene
Authorized Person

Index to Exhibits
Exhibit No.     Description
      10.1     Agreement with Ihab M. Toma